EXHIBIT 10.1
DocuSign, Inc.
September 13, 2022
Allan Thygesen
Delivered via e-mail
Dear Allan,
On behalf of the Board of Directors (the “Board”) of DocuSign, Inc. (the “Company”), I am pleased to offer you (“Executive”) the position of President and Chief Executive Officer (“CEO”). The terms of your employment with the Company will be as follows in this offer letter agreement (this “Agreement”):
1.Position. Executive’s employment with the Company will commence as soon as practicable on a date to be determined by Executive and the Board, which shall be no later than October 3, 2022 (the “Start Date”). Executive will have all of the duties, responsibilities and authority commensurate with the position of CEO. Executive’s workplace will be at the Company’s headquarters, currently located in San Francisco, California.
Executive will be expected to devote Executive’s full working time and attention to the business of the Company, and Executive will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, Executive may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere materially with the performance of Executive’s duties to the Company.
Executive will be appointed to the Board effective on or before the Start Date, and for so long as Executive serves as the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the Nominating and Corporate Governance a Committee of the Board will nominate Executive for re-election to the Board at each annual meeting at which Executive is subject to re-election. If Executive’s position as CEO is terminated by Executive or the Company for any reason, Executive agrees to promptly resign from the Board and any committee thereof, unless requested otherwise by the Board.
2.Base Salary. Executive will receive a base salary (the “Base Salary”), initially at the annualized rate of $1,000,000 per year. The Base Salary shall be payable biweekly in accordance with the Company’s standard payroll schedule and procedures, and will be pro-rated for the current year, as well as any other partial year of employment. Thereafter, Executive’s Base Salary shall be periodically reviewed as a part of the Company’s regular review of compensation, and will be determined by the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”).

3.Target Bonus. Executive will be eligible for an annual target bonus (the “Target Bonus”) in an amount equal to 100% of Executive’s then-current annual Base Salary, subject to the terms and conditions of the Company Incentive Plan (“CIP”) in effect for each applicable fiscal year. The CIP for the Company’s 2023 fiscal year provides for semi-annual payments, with 40% of the Target Bonus payable for the performance period of February 1st through July 31st (the “First Half”, and such bonus, the “First Half Bonus”) and 60% of the Target Bonus payable for the performance period of August 1st through January 31st (the “Second Half”, and such bonus, the “Second Half Bonus”), with the actual bonus amounts awarded to Executive (the “Actual Bonuses”) to be earned upon achievement of performance objectives to be established by the Board for such performance periods. For the Company’s 2023 fiscal year, Executive shall be eligible for the Second Half Bonus (i.e., $600,000 at “target”), with the Actual Bonus payable with respect thereto prorated based upon the number of days Executive is employed as CEO during the Second Half. To receive payment of any Actual Bonus, Executive must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as set forth below in Section 7.
4.Benefits & Vacation. Executive will be entitled to participate in all employee retirement (401(k)), insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other executive officers of the Company are eligible to participate, on terms no less favorable than any other U.S. based executive officer.
5.Equity. Subject to this Section 5, Executive will be granted the Sign-On RSUs, the FY23 RSUs, the TSR PSUs, the SVC PSUs and, if applicable, the Investment RSUs pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) as follows:
(a)Sign-On RSUs. On the later to occur of (X) the sixteenth (16th) trading day following the first public announcement by the Company of the Executive’s appointment as CEO (the “Announcement Date”) or (Y) the Start Date (as applicable, the “Grant Date”), the Company will grant Executive time-vesting restricted stock units (“RSUs”) for a number of shares to be determined by dividing $20,000,000 by the average daily closing price of the Company’s common stock on the Nasdaq Global Select Market for the thirty (30) trading days ending on the fifteenth (15th) trading day following the Announcement Date (the “30-Day Average”) rounded down to the nearest whole share (the “Sign–On RSUs”). The vesting commencement date of the Sign-On RSUs will be the Executive’s Start Date. 100% of the Sign-On RSUs shall vest on the one-year anniversary of the Executive’s Start Date, subject to Executive’s Continuous Service (as defined in the 2018 Plan) on such vesting date (except as set forth below in Section 7). The Sign-On RSUs will be subject to the form of award agreement previously presented to Executive.
(b)FY23 RSUs. On the Grant Date, the Company will grant Executive time-vesting RSUs (the “FY23 RSUs”) for a number of shares to be determined by dividing $10,000,000 by the 30-Day Average rounded down to the nearest whole share (the “FY23 RSUs”). The vesting commencement date of the FY23 RSUs will be the 10th day of the calendar month occurring concurrently with or after Executive’s Start Date (the “FY23 RSUs Vesting Commencement Date”). The FY23 RSUs shall vest over four (4) years in equal installments, with 1/16 of the FY23 RSUs vesting on each of the sixteen (16) quarterly anniversaries of FY23 RSU Vesting Commencement Date, subject to Executive’s Continuous Service on such vesting dates (except as set forth below in Section 7). The FY23 RSUs will be subject to the form of award agreement previously presented to Executive.
(c)TSR PSUs. On the Grant Date, the Company will grant Executive performance-vesting restricted stock units for a number of shares at “target” level achievement to be determined by dividing $10,000,000 by the 30-Day Average rounded down to the nearest whole share (the “TSR PSUs”). The TSR PSUs shall vest subject to achievement of performance metrics as set forth in the award agreement governing their grant (the “TSR PSU Agreement”) and Executive’s continuous employment as the Company’s CEO or, if such transition occurs following the one-year anniversary of the Executive’s Start Date, Executive’s transition to, and continued employment in, the capacity of the Company’s Executive Chairman by mutual agreement between the Company and Executive (such CEO or Executive Chairman service being “Continuous CEO Service”) on such vesting dates (except as set forth in the TSR PSU Agreement). The TSR PSUs further will be subject to the form of award agreement previously presented to Executive.

(d)Shareholder Value Creation (“SVC”) PSUs. On the Grant Date, the Company will grant Executive performance-vesting restricted stock units, divided into tranches (each, a “Tranche”), for a total number of shares to be determined by dividing (X) $50,000,000 by (Y) the 30-Day Average, with the resulting number of shares attributable to Tranches 1-5 and Tranche 6 thereof, respectively, multiplied by the applicable Monte Carlo factor as determined by the Company’s designated analyst, rounded down to the nearest whole share (the “SVC PSUs”). The SVC PSUs shall vest subject to achievement of SVC Performance Metrics (defined below) as set forth in, and otherwise subject to the terms and conditions of, the award agreement governing their grant (the “SVC PSU Agreement”) and Executive’s Continuous CEO Service on such vesting dates and through the applicable performance period (except as set forth in the SVC PSU Agreement). The SVC PSUs will be subject to the form of award agreement previously presented to Executive. The “SVC Performance Metrics” will be comprised of significant stock price milestones based on the 30-Day Average (referred to as the “SVC Baseline Price” for purposes of the SVC PSU Performance Metrics), with Tranches 1 – 5 to be achieved within five (5) years from the Grant Date and Tranche 6 to be achieved within seven (7) years from the Grant Date.
(e)Investment RSUs. If, within the six (6) month period following the Start Date (the “6-Month Period”) and subject to Executive’s compliance with the Company’s insider trading policy and applicable pre-clearance and/or Rule 10b5-1 plan requirements for executives, as in effect from time to time, Executive purchases shares of Company common stock on the public market (each such purchase transaction, an “Acquisition”, and the shares so acquired, the “Investment Shares”), then on the applicable IRSU Grant Date (as defined below) the Company will grant Executive time-vesting RSUs (the “Investment RSUs”) for a number of shares equal to the number of Investment Shares purchased, provided that (i) only the first and second sequentially occurring Acquisitions within the 6-Month Period will be eligible for a corresponding grant of Investment RSUs (it being understood that a series of execution transactions executed by a broker pursuant to a single order shall be considered to be and treated as a single Acquisition for this purpose) and (ii) no more than $7,500,000 in aggregate purchase price of Investment Shares, based on the aggregate purchase price of the Acquisitions considered in chronological order, will be eligible for a corresponding grant of Investment RSUs. For purposes of the Investment RSUs, the “IRSU Grant Date” means a date no more than thirty (30) days following the date on which Executive provides notice and reasonable documentation of his completion of one or both of the Acquisitions to the Compensation Committee. The vesting commencement date of the Investment RSUs will be the 10th day of the calendar month occurring concurrently with or after the applicable IRSU Grant Date (the “Investment RSUs Vesting Commencement Date”). The Investment RSUs shall vest over two (2) years in equal installments, with 1/8 of the Investment RSUs vesting on each of the eight (8) quarterly anniversaries of Investment RSU Vesting Commencement Date, subject to Executive’s Continuous CEO Service through each such vesting date, as applicable (except as set forth below in Section 7). The Investment RSUs will be subject to the form of award agreement previously presented to Executive.
Executive agrees to hold and not sell or otherwise dispose of (i) the Investment Shares and (ii) any shares of Company common stock acquired upon settlement of the Investment RSUs, in each case for a period of two (2) years following the corresponding IRSU Grant Date (the “Two-Year Holding Period). In the event Executive sells or otherwise disposes of any of (i) the Investment Shares or (ii) any shares of Company common stock acquired upon settlement of the Investment RSUs during the Two-Year Holding Period (together, the “Sold Shares”) (other than upon a Change in Control, as defined below), then such number of then-unvested Investment RSUs equal to the number of Sold Shares shall immediately and automatically expire and be forfeited and, if there are insufficient then-unvested Investment RSUs for this purpose, Executive agrees to promptly (and not later than thirty (30) days following such disposition) return and forfeit to the Company a number of shares equal to the remaining number of Sold Shares. For purposes of administering the foregoing, if Executive holds a number of shares of Company common stock, irrespective of acquisition origin, equal to the sum of the number of Investment Shares plus the number of Investment RSUs throughout the Two-Year Holding Period, he will be deemed to have satisfied the Two-Year Holding Period.

The equity awards provided under this Section 5 shall be subject to the terms of the Plan, the applicable award agreements and this Agreement and shall be settled quarterly on the Company’s standard quarterly settlement dates, as in effect from time to time, provided that the TSR PSUs and the SVC PSUs shall be settled as set forth in the TSR PSU Agreement and the SVC PSU Agreement, respectively. Certain of the equity awards provided under this Section 5 shall be eligible for accelerated vesting as set forth in Section 7 below.
Executive shall be eligible for future equity awards as determined by and pursuant to the terms established by the Compensation Committee.
6.Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company during Executive’s employment with the Company, on terms no less favorable than for any other U.S. based executive officer of the Company. In addition, the Company will reimburse, promptly upon presentation of invoices, Executive’s fair and reasonable expenses for legal or other advisors incurred in the review and finalization of this Agreement and related documentation. Subject to the preceding, the reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following Executive’s submission of proper documentation for such expenses.
7.Effect of Termination of Employment.
(a)Termination for Any Reason. In the event Executive’s employment is terminated by the Company or by Executive (including due to Executive’s death or disability), Executive will be paid: (i) any earned but unpaid Base Salary, (ii) except in the case of termination for Cause, the amount of any Actual Bonus earned and payable from a prior bonus period which remains unpaid by the Company as of the date of the termination of employment determined in good faith in accordance with customary practice, to be paid at the same time as bonuses are paid for that period to other eligible executives, provided that with respect to any such Actual Bonus amount payable upon a Qualifying Termination any (1) requirement of continued employment requirement for such bonus beyond the end of the performance period and (2) negative discretion by the bonus plan administrator shall be waived, (iii) other unpaid and then-vested amounts, including any amount payable to Executive under the specific terms of any insurance and health and benefit plans in which Executive participates, unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).
(b)Qualifying Termination outside of a Change in Control Period. In the event of Executive’s Qualifying Termination outside of a Change in Control Period (which is addressed in Section 7(c) below), provided that Executive resigns from all positions Executive may hold with the Company (including as a member of the Board) and any of its subsidiaries or affiliated entities at such time (the “Resignation Requirement”) and delivers to the Company an executed general waiver and release, in a form provided by the Company and reasonably acceptable to Executive, of all claims and causes of action against the Company (a “Release”) within the applicable time period set forth therein and does not revoke the Release within the revocation period (if any) set forth therein (provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following Executive’s termination date) (the “Release Deadline” and delivery of such effective release, the “Release Requirement”), then, Executive shall be entitled to the payments and benefits listed in the table below, payable in lump sum in the first payroll period following expiration of the Release Deadline unless otherwise indicated:

Timing of Qualifying Termination outside of a Change in Control Period		Occurring prior to the one-year anniversary of the Start Date	Occurring on or following the one-year anniversary of the Start Date
Base Severance		2X	1X
Bonus Severance		2X	1X
COBRA Benefit		24 months	18 months
Equity Vesting Acceleration	Sign-On RSUs	All of the then-unvested shares subject to the Sign-On RSUs shall vest.
	FY23 RSUs	That number of shares subject to the FY23 RSUs that would have vested had Executive remained employed through the date twenty-four (24) months following Executive’s Qualifying Termination shall vest.	That number of shares subject to the FY23 RSUs that would have vested had Executive remained employed through the date twelve (12) months following Executive’s Qualifying Termination shall vest.
	Investment RSUs	All of the then-unvested shares subject to the Investment RSUs shall vest.
Future Time-Based Equity Awards
That number of shares subject to Executive’s time-vesting Future Equity Awards that would have vested had Executive remained employed through the date twelve (12) months following Executive’s Qualifying Termination shall vest. For clarity, the foregoing does not apply to any Performance Awards, to the extent also subject to time-based vesting.

With respect to equity awards that would otherwise vest only upon satisfaction of performance criteria, including, but not limited to, the TSR PSUs, the SVC PSUs and any performance-vesting Future Equity Awards (collectively, “Performance Awards”), the vesting of such Performance Awards shall be governed by the terms of the applicable equity award agreement, and shall accelerate solely as provided thereunder.
(c)Qualifying Termination within a Change in Control Period. In the event of Executive’s Qualifying Termination within of a Change in Control Period, provided that Executive satisfies the Resignation Requirement and the Release Requirement, Executive shall be entitled to the payments and benefits listed in the table below (in lieu of any benefits pursuant to Section 7(b)), payable in lump sum in the first payroll period following expiration of the Release Deadline unless otherwise indicated:

Timing of Qualifying Termination within a Change in Control Period		Occurring prior to the one-year anniversary of the Start Date	Occurring on or following the one-year anniversary of the Start Date
Base Severance		2X	1X
Bonus Severance		2X	1X
COBRA Benefit		24 months	12 months
Equity Vesting Acceleration	Sign-On RSUs	All of the then-unvested shares subject to the Sign-On RSUs shall vest.
	FY23 RSUs	All of the then-unvested shares subject to the FY23 RSUs shall vest.
	Investment RSUs	All of the then-unvested shares subject to the Investment RSUs shall vest.
Future Time-Based Equity Awards
All of the then-unvested shares subject to Executive’s time-vesting Future Equity Awards shall vest. For clarity, the foregoing does not apply to any Performance Awards, to the extent also subject to time-based vesting.

The vesting of any Performance Awards shall be governed by the terms of the applicable equity award agreement, and shall accelerate solely as provided thereunder.
Subject to the Resignation Requirement and the Release Requirement, the Equity Acceleration provided under Sections 7(b) and 7(c) will be effective as of Executive’s Qualifying Termination, and the equity awards will remain outstanding (including as to the then-unvested portion thereof), notwithstanding anything to the contrary in the applicable award agreement(s) (other than the expiration date of the award), for the minimum amount of time necessary following a Qualifying Termination that occurs other than within twelve (12) months following a Change in Control to permit acceleration upon a Change in Control occurring within three (3) months thereof.
For the avoidance of doubt, the benefits payable pursuant to Sections 7(a) through (c) are mutually exclusive and not cumulative.
Notwithstanding the foregoing, if any of Executive’s then-outstanding equity grants are not assumed, continued or substituted in connection with a Change in Control, then the vesting of such equity grants will accelerate in full immediately prior to the Change in Control; provided, that any then-outstanding Performance Awards, if any, will be subject to the TSR PSU Agreement, the SVC PSU Agreement or the applicable equity award agreement, respectively.
(d)Death or Terminal Condition. Executive will be entitled to receive such accelerated vesting of Executive’s outstanding time-vesting equity awards consistent with the terms and conditions of the Company’s Death or Terminal Condition Policy, as may be amended from time to time.

(e)Right to Sue. The determination of the existence of Cause or Good Reason for purposes of terminating Executive’s employment or other service with the Company under this Agreement shall be in the sole discretion of the Board, and Executive’s Right to Sue (as defined below) shall not restrict, prevent or delay the Company’s termination of Executive’s employment or other service with the Company at any time, for any reason or no reason. Notwithstanding any contrary provision of this Agreement, the ability of the Board (or a committee of the board or other delegate of the Board or Company) to exercise discretion and make determinations regarding any matter, including but not limited to, the existence of Cause or Good Reason for purposes of terminating Executive’s employment or other service with the Company, under this Agreement shall not nullify, abridge or restrict Executive’s right to bring suit on any such matter in a court of competent jurisdiction and the final adjudication in a court of competent jurisdiction of such matter will be binding on all parties (Participant’s “Right to Sue”).
8.Definitions. As used in this Agreement, the following terms have the following meanings.
“Base Severance” means the multiple, as indicated, of Executive’s then-current annual Base Salary, ignoring any decrease in base salary that forms the basis for Good Reason, payable in lump sum.
“Bonus Severance” means the multiple, as indicated, of Executive’s Target Bonus (ignoring any decrease in Target Bonus that forms the basis for Good Reason) for the performance year in which the Qualifying Termination occurs (or, if greater, the Target Bonus for the year preceding the year in which the Qualifying Termination occurs).
“Cause” will mean the occurrence of one or more of the following:
(a)Executive’s willful and continued failure to perform the lawful and reasonable duties and responsibilities of Executive’s position (excluding any failure resulting from Executive’s death or terminal condition, as defined under the Company’s Death or Terminal Condition Policy, as may be amended from time to time, after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed Executive’s lawful duties and provides Executive with thirty (30) days to take corrective action, and during which such period reasonable corrective action has not been taken;
(b)any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of Executive;
(c)Executive’s conviction of, or plea of nolo contendere to, a felony;
(d)Executive’s commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation;
(e)any material breach by Executive of the provisions of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other improper disclosure of the Company’s confidential or proprietary information;
(f)a breach of any fiduciary duty owed to the Company by Executive that has or could reasonably be expected to have a material detrimental effect on the Company’s reputation or business;
(g)Executive (i) obstructing or impeding; (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
(h)a material breach by Executive of any written Company policy or of the Company’s written code of conduct that has been made available to Executive prior to such breach;

provided, however, that the action or conduct described in the clauses above (excluding (c)) will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.
“Change in Control” shall mean the definition of “Change in Control” as set forth in the 2018 Plan, excluding subsections (iv) and (v) thereof.
“Change in Control Period” means the period beginning three (3) months prior to and ending twelve (12) months following a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended together with any analogous provisions of applicable state law.
“COBRA Benefit” means, provided Executive timely elects COBRA continuation coverage, the period of months during which the Company will pay the COBRA premiums to continue and maintain health care coverage for Executive and any eligible dependents who are covered at the time of the Executive’s termination of employment under the Company’s group health plans, provided that, notwithstanding the foregoing, (a) the Company will make such payments until the earliest of: (i) the number months as indicated in Section 7(b) or Section 7(c), as applicable, following the Qualifying Termination date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason and (b) if the Company determines in its sole discretion that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law, the Company may pay Executive a taxable cash payment equal to the amount that the Company would have otherwise paid for COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage and will be paid in monthly installments on the same schedule and over the same time period that the COBRA premiums would otherwise have been paid on behalf of Executive.
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance promulgated thereunder, each as may be amended or modified from time to time.
“Future Equity Awards” means all stock-based awards granted to the Executive from and after the Start Date, including but not limited to stock options, stock bonus awards, restricted stock, restricted stock units or stock appreciation rights, other than the Sign-On RSUs, the FY23 RSUs, the TSR PSUs, the Investment RSUs and the SVC PSUs.
“Good Reason” for Executive’s resignation of employment will exist following the occurrence of any of the following without Executive’s express written consent:
(a)a material reduction in Executive’s title, duties or responsibilities, including no longer being CEO of a public company, or the assignment to Executive of title, duties or responsibilities that are inconsistent with the role of CEO;
(b)a material reduction in Executive’s base compensation or Target Bonus, other than a one-time reduction of less than 25% that applies equally to all other senior executives (but subject to the notice, cure period and other requirements set forth below);
(c)any action or inaction that constitutes a material breach by the Company of any material provision of this Agreement or any equity award agreement; or
(d)a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.

In order to resign for Good Reason, Executive must provide written notice to Board within ninety (90) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than thirty (30) days after the expiration of the cure period.
The effective date for such a resignation for Good Reason (in the absence of cure) will be the earlier of the following dates: (i) the date of expiration of the Company’s cure period or (ii) the date that the Company advises Executive in writing that it does not intend to cure. For the purposes of delivery of notice under Subsection (i) of this paragraph, a material change or material reduction that occurs incrementally over a period of time (not to exceed twelve (12) months) shall be deemed to have occurred when such change or reduction, in the aggregate, becomes material.
“Qualifying Termination” means the termination of Executive’s employment by the Company without Cause or by Executive with Good Reason. For the avoidance of doubt, termination due to Executive’s death or termination due to Executive’s disability will not constitute a Qualifying Termination.
9.Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or other event that constitutes a change in ownership or control within the meaning of Section 280G of the Code and the regulations thereunder (in either case, a “280G Event” and any such payment or benefit, a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of Transaction Payments notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or (2) payment of only a portion of the Transaction Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment, and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A of the Code that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A of the Code as follows: (A) Transaction Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A of the Code. In the event that acceleration of vesting of any equity compensation awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this provision.
The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the 280G Event shall make all determinations required to be made under this section. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the 280G Event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within a reasonable period after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
Notwithstanding the foregoing, if the Company is privately held as of immediately prior to a Change in Control and it is deemed necessary by the Company to avoid any potential imposition of the adverse tax results provided for by Sections 280G and 4999 of the Code, then as a further condition to any payment or benefit provided for in this Agreement or otherwise, the Company may request Executive to consider in good faith submitting any payment or benefit provided for in this Agreement or from any other source that the Company reasonably determines may constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) for approval by the Company’s stockholders prior to the closing of the Change in Control in the manner required by the terms of Section 280G(b)(5)(B) of the Code, so that no payments or benefits will be deemed to constitute a “parachute payment” subject to the excise taxes under Sections 280G and 4999 of the Code.
10.Section 409A. It is intended that this Agreement shall comply with the requirements of Section 409A of the Code, and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of this Agreement is ambiguous, but a reasonable interpretation of the provision would cause any payment or benefit to comply with or be exempt from the requirements of Section 409A of the Code, Executive and the Company intend the term to be interpreted as such in order to avoid adverse personal tax consequences under Section 409A of the Code. No severance or other payments or benefits otherwise payable to Executive upon a termination of employment under this Agreement or otherwise will be payable until Executive has a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder. If the period during which Executive may sign the Release begins in one calendar year and ends in the following calendar year, then no severance payments or benefits that that would constitute deferred compensation within the meaning of Section 409A of the Code will be paid or provided until the later calendar year.
The severance payments and benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code, any payments payable under this Agreement on account of a separation from service that would constitute deferred compensation within the meaning of Section 409A of the Code and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death. Each installment payment under this Agreement is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in kind benefit be subject to liquidation or exchange for another benefit.

11.At Will Employment. Employment with the Company is for no specific period of time. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).
12.Confidential Information and Other Company Policies. Executive will enter into and be bound by and comply fully with the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless Executive consents to the same at the time of such amendment. Executive acknowledges that Executive has acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing Executive’s responsibilities for the Company, and Executive further acknowledges that such knowledge and information is the sole and exclusive property of the Company. Executive recognizes that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.
13.Company Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or Executive prepares or uses or comes into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.
14.Indemnification. Executive and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S. based executive officer of the Company or U.S. based member of the Board.
15.Compensation Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Executive’s employment with the Company that applies on substantially the same terms to all other U.S. based executive officers of the Company (except as required by statute or regulation without regard to the terms of the policy). No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under this Agreement, provided that such recovery is consistent with such policy and such policy is consistent with this Section 15.
16.Miscellaneous.
(a)Employment Eligibility Verification. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of Executive’s Start Date, or Executive’s employment relationship with the Company may be terminated.

(b)Absence of Conflicts; Competition with Prior Employer. Executive represents that Executive’s performance of Executive’s duties under this Agreement will not breach any other agreement as to which Executive is a party. Executive agrees that Executive has disclosed to the Company all of Executive’s existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. Executive is not to bring with Executive to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which Executive owes an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist Executive in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect Executive to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that Executive refrains from having any contact with such persons until such time as any non-solicitation obligation expires.
(c)Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by Executive and Executive’s heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
(d)Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to Executive at the home address which Executive has most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.
(e)Waiver. No provision of this Agreement will be modified or waived except in writing signed by Executive and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
(f)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
(g)Tax Matters; Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board related to tax liabilities arising from Executive’s compensation.
(h)Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.
(i)Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.
(j)Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
[Signature Page to Agreement Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Executive	DocuSign, Inc.
/s/ Allan Thygesen Allan Thygesen	/s/ Peter Solvik Peter Solvik Lead Independent Director, Board of Directors
September 13, 2022 Date	September 13, 2022 Date
[Signature Page to Agreement]